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                                  EXHIBIT 99.1

                     PRESS RELEASE, DATED FEBRUARY 13, 1997

A. H. BELO CORPORATION                                         News Release



FOR IMMEDIATE RELEASE                                  Contact:  Harold Gaar
Thursday, February 13, 1997                                     214/977-7650
2:00 P.M. CST



                        BELO, PROVIDENCE JOURNAL COMPANY
                        SET VALUATION PERIOD STOCK PRICE

         DALLAS -- A. H. Belo Corporation and The Providence Journal Company announced today that the valuation period stock price for purposes of the consideration to be paid in the merger of The Providence Journal Company into
A. H. Belo Corporation is $37.15 per share, based on the average closing price of Belo Series A Common Stock from January 29 to February 11.

         Based on this price, Providence Journal shareholders making an all-stock election will receive .8652 per share of A. H. Belo Series A Common Stock, and those making an all-cash election will receive $32.14 per share. Because the total number of shares of Belo Stock to be issued in the merger and the total amount of cash to be paid in the merger are fixed, an all stock or all-cash election may be subject to proration. Providence Journal shareholders must make their elections by February 18, 1997, at 4 p.m. Central Standard Time at the offices of The First National Bank of Boston (Corporate Agency and Reorganization), P.O. Box 1889 - Mail Stop 45-02-53, Boston, Massachusetts 02105.

         The companies will hold their shareholder meetings to vote on the proposed merger on February 19, 1997. The transaction is expected to close as soon as possible thereafter, when all conditions to the merger have been satisfied.





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